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Exhibit 21.1

SUBSIDIARIES OF
LEAP THERAPEUTICS, INC.

Subsidiary	Jurisdiction of Incorporation/Organization
GITR, Inc.	Delaware
HealthCare Pharmaceuticals Pty Ltd	Australia
Leap Therapeutics Ltd.	Israel
Macrocure, Inc.	Delaware

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  Exhibit 21.1
SUBSIDIARIES OF LEAP THERAPEUTICS, INC.